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Household International
To Purchase Renaissance Holdings To Expand
Household's Non-prime Credit Card Program

Prospect Heights, IL, December 2, 1999 - Household International (NYSE:HI) announced that it has signed a definitive agreement to purchase Renaissance Holdings, Inc., a privately held issuer of secured and unsecured credit cards to non-prime customers, for approximately $300 million. Approximately 70 percent of the consideration will be in the form of Household common shares and the remainder will be in cash. The transaction is expected to close in the first quarter of 2000. Household anticipates that the transaction will be accretive to earnings in 2000 and thereafter.

Since January 1999, Household and Renaissance have worked together as partners in developing and managing Household's non-prime credit card program. With this agreement, Renaissance
Holdings will be renamed Renaissance Credit Services and operate as a wholly owned subsidiary of Household.

William F. Aldinger, Household's chairman and chief executive officer said, "This transaction is a logical extension of our previous decision to refocus our credit card business to better serve the more traditional Household-type customer. It will add to our excellent growth and profit momentum."

Bobby Mehta, Household's Group Executive - U. S. Bankcard, commented, "We are extremely pleased to move forward from a successful partnership with Renaissance to a fully integrated relationship. Working together as partners we've already created a competitive and growing non-prime credit card business. This transaction will enable us to build on our success and further expand in this profitable sector."

Irving Levin, president of Renaissance, who will remain in charge of all Renaissance operations, commented, "Joining forces with Household opens up exciting new opportunities for our customers and employees. As our partnership has grown, it became apparent that our two organizations are an excellent fit not only from a business perspective, but also from a culture and values perspective. This merger brings together two strong companies with complementary areas of expertise and presents immediate opportunities for growth."

Household International, through its subsidiaries, is a leading provider of consumer finance, credit card, auto finance and credit insurance products in the United States, United Kingdom and Canada. In the United States, Household operates under the two oldest and most recognized names in consumer finance - HFC and Beneficial. Household is also one of the nation's largest issuers of private-label and general purpose credit cards, including the GM Card and the AFL-CIO's Union Privilege card. For more information, visit the company's web site at http://www.household.com.

This press release contains certain projections that may be forward-looking in nature, as defined by the Private Securities Litigation Reform Act of 1995. A variety of factors may cause actual results to differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference are discussed in Household International's Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the SEC.

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CONTACTS:
Craig A. Streem, Vice President -- Investor Relations, 847-564-6053, Celeste M. Murphy, Director -- Investor Relations, 847-564-7568, both of Household International